EXHIBIT 99.1

News Corporation

EARNINGS RELEASE FOR THE QUARTER ENDED SEPTEMBER 30, 2006

NEWS CORPORATION REPORTS FIRST QUARTER OPERATING

INCOME OF $851 MILLION AS REVENUES GROW TO $5.9

BILLION

INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING

CHANGE INCREASES 45% TO $843 MILLION

QUARTER HIGHLIGHTS

•	Cable Network Programming operating income up 26% on affiliate and advertising growth at the Regional Sports Networks and FX. Fox News ratings dominance continues, maintaining its position as the number one cable news network for nearly five years.

•	Advertising growth at the FOX Network and television station group drives Television operating income up 20%.

•	Filmed Entertainment delivers operating income of $239 million on strength of theatrical releases and home entertainment television titles. $129 million decline versus prior year reflects both strong syndicated sales and timing of home entertainment releases in the first quarter a year ago.

•	SKY Italia operating results improve $48 million reflecting net subscriber additions of 434,000 over the past 12 months and an increase in average revenue per subscriber.

•	Strong demand for in-store marketing products increases Magazines and Inserts operating income 3%, while strong titles in the prior year results in an operating income decline at Book Publishing.

•	Newspaper operating income essentially in-line with a year ago as increases in advertising and circulation revenues are offset by new initiatives in the U.K. and higher costs in Australia. New York Post’s circulation gains place it in the top five newspapers in the country and ahead of the New York Daily News.

•	Fox Interactive Media entered into a multi-year search technology and services agreement with Google in which the Company is guaranteed minimum revenue share payments of $900 million based on certain traffic and other commitments.

NEW YORK, NY, November 8, 2006 – News Corporation (NYSE: NWS, NWSA; ASX: NWS, NWSLV) today reported first quarter income before cumulative effect of accounting change of $843 million ($0.27 per share on a diluted combined basis1), as compared to income before cumulative effect of accounting change of $580 million ($0.18 per share on a diluted combined basis1) reported in the first quarter a year ago. These results reflect higher equity earnings of affiliates partially offset by a decrease in consolidated operating income. Additionally, the first quarter included an increase in Other income primarily from gains on the sale of shares in Sky Brasil and Phoenix, as well as from the unrealized change in fair value of certain outstanding exchangeable debt securities.

(1)	See supplemental financial data on page 12 for detail on earnings per share.

News Corporation EARNINGS RELEASE FOR THE QUARTER ENDED SEPTEMBER 30, 2006

Consolidated operating income for the first quarter of $851 million was down 6% versus the $909 million reported a year ago, primarily as a result of a reduction from the record Filmed Entertainment operating income reported in the first quarter in fiscal 2006. The decline at Filmed Entertainment more than offset double-digit improvements from the Television, Cable Network Programming and Direct Broadcast Satellite segments.

Commenting on the results, Chairman and Chief Executive Officer Rupert Murdoch said:

“The operational momentum we exhibited throughout our record fiscal 2006 continued during the first quarter of fiscal 2007. Sustained market-leading positions at our cable networks and television stations, along with stronger advertising at the FOX network, produced double-digit operating income growth in the Cable Network Programming and Television segments. Additionally, as today’s results demonstrate, SKY Italia has successfully leveraged its subscriber growth over the past year to dramatically lower its operating losses. And while our film segment faced difficult comparisons with a year ago, our theatrical successes over the past six months are poised to generate significant returns in the quarters ahead as these titles are distributed across additional distribution platforms.

“We have also begun to capitalize on the rapid growth at our new media assets, where News Corporation websites now rank second in the U.S. in total page views and fifth in unique visitors. Our recently announced landmark deal with Google for textual search is expected to generate $900 million over three and a half years, signifying our ability to monetize our traffic in ways that make sense for our audience and quickly moving our new media properties toward profitability.”

Consolidated Operating Income

	3 Months Ended September 30,
	2006	2005
	US $ Millions
Filmed Entertainment	$239	$368
Television	192	160
Cable Network Programming	249	197
Direct Broadcast Satellite Television	(13)	(61)
Magazines and Inserts	78	76
Newspapers	124	125
Book Publishing	55	70
Other	(73)	(26)

Consolidated Operating Income	$851	$909

News Corporation EARNINGS RELEASE FOR THE QUARTER ENDED SEPTEMBER 30, 2006

REVIEW OF OPERATING RESULTS

FILMED ENTERTAINMENT

The Filmed Entertainment segment reported first quarter operating income of $239 million as compared to $368 million reported in the same period a year ago. The year on year decline is primarily due to record first quarter results in fiscal 2006 which included strong syndication contributions from Twentieth Century Fox Television (TCFTV), as well as home entertainment contributions from Robots and Hide and Seek and the pay-tv availability of Alien vs. Predator and I, Robot.

Current year first quarter film results were largely driven by the theatrical success of The Devil Wears Prada, which has grossed over $275 million in worldwide box office, and the pay-TV availability of Fantastic Four. The quarter also included launch costs for the summer hit Little Miss Sunshine and pre-launch costs for the home entertainment release of theatrical blockbusters X-Men: The Last Stand, released on October 2nd, and Ice Age: The Meltdown, which is scheduled to be released on November 21st.

TCFTV first quarter results were below a year ago which included syndication contributions from The X-Files and Dharma and Greg. Current year results reflect the syndication of Reba, as well as continued momentum in home entertainment sales, particularly from Prison Break, The Simpsons and 24.

TELEVISION

The Television segment reported first quarter operating income of $192 million, an increase of $32 million, or 20%, versus the same period a year ago primarily reflecting higher contributions from the FOX Broadcasting Company and Fox Television Stations, partially offset by the launch of MyNetworkTV.

At the FOX Broadcasting Company (FBC), first quarter operating results increased 65% compared to a year ago as increased pricing drove higher advertising revenues. Additionally, lower primetime programming costs also contributed to the year on year growth.

Fox Television Stations’ (FTS) first quarter operating income increased 7% as FTS garnered higher political advertising revenues while also increasing its market share on FOX prime-time ratings strength and the continued success of local news. Advertising revenue growth was partially offset by costs associated with the further expansion of local newscasts and by development spending to redesign local station websites including the offer of FOX on Demand.

STAR’s first quarter operating income was slightly above a year ago as 6% subscription revenue growth and a decline in programming costs were mostly offset by lower advertising revenues at STAR PLUS. The decrease in advertising revenues reflects last year’s contributions from the highly successful broadcast of Kaun Banega Crorepati 2, India’s version of Who Wants To Be A Millionaire.

News Corporation EARNINGS RELEASE FOR THE QUARTER ENDED SEPTEMBER 30, 2006

CABLE NETWORK PROGRAMMING

Cable Network Programming reported first quarter operating income of $249 million, an increase of $52 million over the first quarter a year ago. The 26% growth reflects affiliate and advertising strength primarily at the Regional Sports Networks (RSNs) and FX.

Fox News Channel (FNC) reported operating income in-line with the first quarter a year ago as revenue growth, primarily from higher affiliate and licensing fees, was offset by increased programming and marketing costs. During the quarter, viewership at FNC was more than 60% higher than its nearest competitor in primetime and nearly 60% greater on a 24-hour basis, reflecting FNC broadcasting the top five shows in cable news.

At our other cable channels (including the RSNs, FX and SPEED) operating profit increased 31% versus the first quarter a year ago. The largest growth was at the RSNs where revenue gains were primarily driven by higher subscription revenues from additional subscribers. These revenue gains were partially offset by costs associated with broadcasting additional major league baseball games. At FX, double-digit revenue growth in the quarter was driven by increased affiliate revenues from higher rates and additional subscribers, as well as by increased advertising revenues on higher volume and pricing. These revenue gains were partially offset by increased programming costs for new syndicated series.

DIRECT BROADCAST SATELLITE TELEVISION

SKY Italia reported a first quarter operating loss of $13 million, an improvement of $48 million versus a loss of $61 million a year ago on local currency revenue growth of 20%. This improvement primarily reflects subscriber additions, with 434,000 net new subscribers added over the past 12 months, bringing SKY Italia’s subscriber base to 3.83 million at quarter end. Additionally, average revenue per user increased versus the first quarter a year ago largely due to a rate increase during the second quarter of fiscal 2006. The revenue growth was partially offset by increased programming spending associated with the larger subscriber base as well as costs associated with broadcasting the FIFA World Cup and additional Series A and Series B soccer matches.

MAGAZINES AND INSERTS

The Magazines and Inserts segment reported first quarter operating income of $78 million, an increase of 3% versus the $76 million reported in the quarter a year ago. The growth was driven by higher revenues due to increased demand for in-store marketing products, partially offset by lower revenue rates from the publication of free standing inserts.

News Corporation EARNINGS RELEASE FOR THE QUARTER ENDED SEPTEMBER 30, 2006

NEWSPAPERS

The Newspapers segment reported first quarter operating income of $124 million, down slightly versus the same period a year ago as circulation and advertising gains were offset by higher costs in both the U.K. and Australia.

The U.K. newspaper group reported a slight decrease in operating income in local currency terms as compared with the first quarter a year ago as circulation revenue growth was more than offset by costs associated with the consumer magazine division and the launch of a free London newspaper. Circulation revenue growth was driven by cover price increases.

The Australian newspaper group reported first quarter operating income slightly below the first quarter of fiscal 2006 in local currency terms as classified and display advertising growth was more than offset by higher production costs. Classified advertising experienced gains in the employment sector, while display advertising was led by strength in the real estate market. Additionally, circulation revenues increased slightly during the quarter mainly from higher cover pricing at the major weekend newspapers.

BOOK PUBLISHING

HarperCollins reported first quarter operating income of $55 million, a decrease of $15 million versus the same period a year ago that included strong sales of Freakonomics, YOU: The Owners Manual and The Chronicles of Narnia. Current quarter results were highlighted by strong sales of U2 by U2, Zondervan’s Inspired By The Bible Experience, Is There Really a Human Race? by Jamie Lee Curtis, and Lemony Snicket’s A Series of Unfortunate Events: The Beatrice Letters. During the quarter, HarperCollins had 33 books on The New York Times bestseller list, including two books that reached the #1 spot.

OTHER ITEMS

In August 2006, the Company completed its previously announced sale of its investment in Sky Brasil, a Brazilian DTH platform, to The DIRECTV Group for $302 million, which was received in fiscal 2005. As a result of this transaction, the Company recognized a pre-tax gain of approximately $261 million, which is included in Other, net in the Consolidated Statement of Operations.

Also in August 2006, the Company sold a portion of its equity investment in Phoenix Satellite Television Holdings for approximately $164 million. The Company recognized a pre-tax gain of approximately $136 million on the sale, which is included in Other, net in the Consolidated Statement of Operations. The Company has retained a 17.6% stake in Phoenix after this transaction.

In September 2006, the Company announced it will pay approximately $188 million for a controlling interest in VeriSign’s wholly owned Jamba subsidiary and will combine it with Fox Mobile Entertainment assets.

News Corporation EARNINGS RELEASE FOR THE QUARTER ENDED SEPTEMBER 30, 2006

REVIEW OF EQUITY EARNINGS OF AFFILIATES’ RESULTS

First quarter net earnings of affiliates were $243 million versus $186 million in the same period a year ago. The $57 million increase was primarily due to improved earnings from The DIRECTV Group, partially offset by lower contributions from BSkyB and the absence of earnings from Sky Mexico, sold in February 2006, and Sky Brasil, sold in August 2006. The increased earnings from The DIRECTV Group reflect subscriber growth and higher pricing, as well as lower expenses resulting from the set-top receiver lease program. At BSkyB, the decline in first quarter equity earnings was primarily due to costs associated with the launch of a broadband offering.

The Company’s share of equity earnings of affiliates is as follows:

			3 Months Ended September 30,
	% Owned		2006	2005
			US $ Millions
BSkyB	39.1	%(a)(c)	$82	$100
The DIRECTV Group	38.6	%(b)(c)	116	9
Other affiliates	Various	(d)	45	77

Total equity earnings of affiliates			$243	$186

(a)	Due to BSkyB’s stock repurchase program, News’ ownership in BSkyB increased to 39.1% as of September 30, 2006 from 38.3% as of June 30, 2006 and 37.2% as of September 30, 2005.
(b)	Due to The DIRECTV Group’s stock repurchase program, News’ ownership in The DIRECTV Group increased to 38.6% as of September 30, 2006 from 38.3% as of June 30, 2006 and 33.9% as of September 30, 2005.
(c)	Please refer to respective companies’ earnings releases for detailed information.
(d)	Primarily comprised of Gemstar-TV Guide International, Fox Cable Networks affiliates, Sky Network Television Limited, Innova (through February 16, 2006) and Sky Brasil (through August 23, 2006).

News Corporation EARNINGS RELEASE FOR THE QUARTER ENDED SEPTEMBER 30, 2006

Foreign Exchange Rates

Average foreign exchange rates used in the year-to-date profit results are as follows:

	3 Months Ended September 30,
	2006	2005
Australian Dollar/U.S. Dollar	0.76	0.76
U.K. Pounds Sterling/U.S. Dollar	1.87	1.78
Euro/U.S. Dollar	1.27	1.22

To receive a copy of this press release through the Internet, access News Corp’s corporate Web site located at http://www.newscorp.com

Audio from News Corp’s conference call with analysts on the first quarter results can be heard live on the Internet at 4:45 p.m. Eastern Standard Time today. To listen to the call, visit http://www.newscorp.com

Cautionary Statement Concerning Forward-Looking Statements

This document contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from these expectations due to changes in global economic, business, competitive market and regulatory factors. More detailed information about these and other factors that could affect future results is contained in our filings with the Securities and Exchange Commission. The “forward-looking statements” included in this document are made only as of the date of this document and we do not have any obligation to publicly update any “forward-looking statements” to reflect subsequent events or circumstances, except as required by law.

CONTACTS:
Reed Nolte, Investor Relations	Andrew Butcher, Press Inquiries
212-852-7092	212-852-7070

News Corporation EARNINGS RELEASE FOR THE QUARTER ENDED SEPTEMBER 30, 2006

CONSOLIDATED STATEMENTS OF OPERATIONS

	3 Months Ended September 30, 2006	3 Months Ended September 30, 2005
	US $ Millions (except per share amounts)
Revenues	$5,914	$5,682
Expenses:
Operating	3,750	3,639
Selling, general and administrative	1,102	959
Depreciation and amortization	207	175
Other operating charges	4	—

Operating income	851	909
Other income (expense):
Interest expense, net	(125)	(128)
Equity earnings of affiliates	243	186
Other, net	428	11

Income before income tax expense, minority interest in subsidiaries and cumulative effect of accounting change	1,397	978
Income tax expense	(538)	(382)
Minority interest in subsidiaries, net of tax	(16)	(16)

Income before cumulative effect of accounting change	843	580
Cumulative effect of accounting change, net of tax	—	(1,013)

Net income (loss)	$843	$(433)

Basic earnings (loss) per share:
Income before cumulative effect of accounting change
Class A	$0.28	$0.19
Class B	$0.23	$0.16
Cumulative effect of accounting change, net of tax
Class A	—	$(0.33)
Class B	—	$(0.27)
Net income (loss)
Class A	$0.28	$(0.14)
Class B	$0.23	$(0.12)
Diluted earnings (loss) per share:
Income before cumulative effect of accounting change
Class A	$0.28	$0.19
Class B	$0.23	$0.15
Cumulative effect of accounting change, net of tax
Class A	—	$(0.32)
Class B	—	$(0.27)
Net income (loss)
Class A	$0.28	$(0.14)
Class B	$0.23	$(0.11)

News Corporation EARNINGS RELEASE FOR THE QUARTER ENDED SEPTEMBER 30, 2006

CONSOLIDATED BALANCE SHEETS

	September 30, 2006	June 30, 2006
	US $ Millions
Assets
Current assets:
Cash and cash equivalents	$6,292	$5,783
Receivables, net	5,269	5,150
Inventories, net	1,903	1,840
Other	399	350

Total current assets	13,863	13,123

Non-current assets:
Receivables	461	593
Investments	10,845	10,601
Inventories, net	2,563	2,410
Property, plant and equipment, net	4,869	4,755
Intangible assets, net	11,414	11,446
Goodwill	12,603	12,548
Other non-current assets	968	1,173

Total non-current assets	43,723	43,526

Total assets	$57,586	$56,649

Liabilities and Stockholders’ Equity
Current liabilities:
Borrowings	$4	$42
Accounts payable, accrued expenses and other current liabilities	4,385	4,047
Participations, residuals and royalties payable	1,086	1,007
Program rights payable	786	801
Deferred revenue	689	476

Total current liabilities	6,950	6,373

Non-current liabilities:
Borrowings	11,394	11,385
Other liabilities	2,920	3,536
Deferred income taxes	5,352	5,200
Minority interest in subsidiaries	275	281
Commitments and contingencies
Stockholders’ Equity:
Class A common stock, $0.01 par value	22	22
Class B common stock, $0.01 par value	10	10
Additional paid-in capital	28,162	28,153
Retained earnings and accumulated other comprehensive income	2,501	1,689

Total stockholders’ equity	30,695	29,874

Total liabilities and stockholders’ equity	$57,586	$56,649

News Corporation EARNINGS RELEASE FOR THE QUARTER ENDED SEPTEMBER 30, 2006

CONSOLIDATED STATEMENTS OF CASH FLOWS

	3 Months Ended September 30,
	2006	2005
	US $ Millions
Operating activities:
Net income (loss)	$843	$(433)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Cumulative effect of accounting change, net of tax	—	1,013
Depreciation and amortization	207	175
Amortization of cable distribution investments	23	27
Equity earnings of affiliates	(243)	(186)
Cash distributions received from affiliates	14	15
Other, net	(428)	(11)
Minority interest in subsidiaries, net of tax	16	16
Change in operating assets and liabilities, net of acquisitions:
Receivables and other assets	(55)	(470)
Inventories, net	(232)	(399)
Accounts payable and other liabilities	571	750

Net cash provided by operating activities	716	497

Investing activities:
Property, plant and equipment, net of acquisitions	(282)	(199)
Acquisitions, net of cash acquired	(157)	(238)
Investments in equity affiliates	(11)	(19)
Other investments	(17)	—
Proceeds from sale of investments and other non-current assets	288	114

Net cash used in investing activities	(179)	(342)

Financing activities:
Borrowings	145	6
Repayment of borrowings	(190)	(5)
Issuance of shares	68	29
Repurchase of shares	(59)	(213)
Dividends paid	(3)	(1)

Net cash used in financing activities	(39)	(184)

Net increase (decrease) in cash and cash equivalents	498	(29)
Cash and cash equivalents, beginning of period	5,783	6,470
Exchange movement on opening cash balance	11	9

Cash and cash equivalents, end of period	$6,292	$6,450

News Corporation EARNINGS RELEASE FOR THE QUARTER ENDED SEPTEMBER 30, 2006

SEGMENT INFORMATION

	3 Months Ended September 30,
	2006	2005
	US $ Millions
Revenues
Filmed Entertainment	$1,213	$1,419
Television	1,103	1,048
Cable Network Programming	889	775
Direct Broadcast Satellite Television	622	498
Magazines and Inserts	275	267
Newspapers	1,049	1,012
Book Publishing	368	391
Other	395	272

Total Revenues	$5,914	$5,682

Operating Income
Filmed Entertainment	$239	$368
Television	192	160
Cable Network Programming	249	197
Direct Broadcast Satellite Television	(13)	(61)
Magazines and Inserts	78	76
Newspapers	124	125
Book Publishing	55	70
Other	(73)	(26)

Total Operating Income	$851	$909

News Corporation EARNINGS RELEASE FOR THE QUARTER ENDED SEPTEMBER 30, 2006

NOTE 1 - SUPPLEMENTAL FINANCIAL DATA

Earnings per share is presented on a combined basis as the Company will not be required to present the two-class method beginning in fiscal 2008. Currently, under U.S. GAAP, earnings per share is computed individually for the Class A and Class B shares. Class A non-voting shares carry rights to a greater dividend than Class B voting shares through fiscal 2007. As such, net income available to the Company’s common stockholders is allocated between our two classes of common stock. The allocation between classes was based upon the two-class method. Earnings per share by class and by total weighted average shares outstanding (Class A and Class B combined) is as follows:

	3 Months Ended September 30,
	2006	2005
	Shares in Millions
Basic earnings (loss) per share:
Income before cumulative effect of accounting change
Class A	$0.28	$0.19
Class B	$0.23	$0.16
Total	$0.27	$0.18
Cumulative effect of accounting change, net of tax
Class A	—	$(0.33)
Class B	—	$(0.27)
Total	—	$(0.31)
Net income (loss):
Class A	$0.28	$(0.14)
Class B	$0.23	$(0.12)
Total	$0.27	$(0.13)

Diluted earnings (loss) per share:
Income before cumulative effect of accounting change
Class A	$0.28	$0.19
Class B	$0.23	$0.15
Total	$0.27	$0.18
Cumulative effect of accounting change, net of tax
Class A	—	$(0.32)
Class B	—	$(0.27)
Total	—	$(0.31)
Net income (loss):
Class A	$0.28	$(0.14)
Class B	$0.23	$(0.11)
Total	$0.27	$(0.13)
Weighted average shares outstanding (diluted):
Class A	2,191	2,288
Class B	987	1,030

Total	3,178	3,318

News Corporation EARNINGS RELEASE FOR THE QUARTER ENDED SEPTEMBER 30, 2006

NOTE 2 - OPERATING INCOME BEFORE DEPRECIATION AND AMORTIZATION

Operating income before depreciation and amortization, defined as operating income plus depreciation and amortization and the amortization of cable distribution investments, eliminates the variable effect across all business segments of non-cash depreciation and amortization. Since operating income before depreciation and amortization is a non-GAAP measure it should be considered in addition to, not as a substitute for, operating income, net income, cash flow and other measures of financial performance reported in accordance with GAAP. Operating income before depreciation and amortization does not reflect cash available to fund requirements, and the items excluded from operating income before depreciation and amortization, such as depreciation and amortization, are significant components in assessing the Company’s financial performance. Management believes that operating income before depreciation and amortization is an appropriate measure for evaluating the operating performance of the Company’s business segments. Operating income before depreciation and amortization, which is the information reported to and used by the Company’s chief decision maker for the purpose of making decisions about the allocation of resources to segments and assessing their performance, provides management, investors and equity analysts a measure to analyze operating performance of each business segment and enterprise value against historical and competitors’ data.

The following table reconciles operating income before depreciation and amortization to the presentation of operating income.

	3 Months Ended September 30,
	2006	2005
	US $ Millions
Operating income	$851	$909
Depreciation and amortization	207	175
Amortization of cable distribution investments	23	27

Operating income before depreciation and amortization	$1,081	$1,111

News Corporation EARNINGS RELEASE FOR THE QUARTER ENDED SEPTEMBER 30, 2006

	For the Three Months Ended September 30, 2006 (US $ Millions)
	Operating income (loss)	Depreciation and amortization	Amortization of cable distribution investments	Operating income (loss) before depreciation and amortization
Filmed Entertainment	$239	$20	$—	$259
Television	192	22	—	214
Cable Network Programming	249	13	23	285
Direct Broadcast Satellite Television	(13)	48	—	35
Magazines and Inserts	78	2	—	80
Newspapers	124	68	—	192
Book Publishing	55	2	—	57
Other	(73)	32	—	(41)

Total	$851	$207	$23	$1,081

	For the Three Months Ended September 30, 2005 (US $ Millions)
	Operating income (loss)	Depreciation and amortization	Amortization of cable distribution investments	Operating income (loss) before depreciation and amortization
Filmed Entertainment	$368	$19	$—	$387
Television	160	19	—	179
Cable Network Programming	197	12	27	236
Direct Broadcast Satellite Television	(61)	41	—	(20)
Magazines and Inserts	76	2	—	78
Newspapers	125	66	—	191
Book Publishing	70	2	—	72
Other	(26)	14	—	(12)

Total	$909	$175	$27	$1,111